SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. )*

comScore, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

20564W105

(CUSIP Number)

Cerberus Capital Management, L.P.

Attn: Andrew Kandel, Chief Compliance Officer
875 Third Avenue, 11th Floor
New York, NY 10020
(212) 891-2100

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

March 10, 2021

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Act”), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number: 20564W105

1.	Names of Reporting Persons. Pine Investor, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 27,509,203 (1) (2)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 27,509,203 (1) (2)
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person Common Stock: 27,509,203 (1) (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒ (2)
13.	Percent of Class Represented by Amount in Row (11) Common Stock: 25.5% (1) (2)
14.	Type of Reporting Person (See Instructions) OO

(1) See discussion in Items 4 through 6 of this Schedule 13D. As more fully described in the responses to Items 4 through 6 of this Schedule 13D, the Reporting Persons and certain other beneficial owners of Common Stock may be deemed to be members of a “group” under Section 13(d) of the Act by virtue of the Stockholders Agreement described in this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any Reporting Person that, except as expressly set forth herein, it has or shares beneficial ownership of any shares of Common Stock held by any other person for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership thereof is expressly disclaimed.

(2) Represents 27,509,203 shares of common stock, par value $0.001 per share (the “Common Stock”) of comScore, Inc. (the “Issuer”), issuable upon conversion of the Issuer’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”).

CUSIP Number: 20564W105

1.	Names of Reporting Persons. Cerberus Capital Management, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power Common Stock: 27,509,203 (1) (2)
	8.	Shared Voting Power Common Stock: 0
	9.	Sole Dispositive Power Common Stock: 27,509,203 (1) (2)
	10.	Shared Dispositive Power Common Stock: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person Common Stock: 27,509,203 (1) (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒ (2)
13.	Percent of Class Represented by Amount in Row (11) Common Stock: 25.5% (1) (2)
14.	Type of Reporting Person (See Instructions) IA

(1) See discussion in Items 4 through 6 of this Schedule 13D. As more fully described in the responses to Items 4 through 6 of this Schedule 13D, the Reporting Persons and certain other beneficial owners of Common Stock may be deemed to be members of a “group” under Section 13(d) of the Act by virtue of the Stockholders Agreement described in this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any Reporting Person that, except as expressly set forth herein, it has or shares beneficial ownership of any shares of Common Stock held by any other person for purposes of Section 13(d) of the Act, or for any other purpose, and such beneficial ownership thereof is expressly disclaimed.

(2) Represents 27,509,203 shares of the Common Stock of the Issuer, issuable upon conversion of the Issuer’s Series B Preferred Stock.

Item 1. Security and Issuer.

This Statement on Schedule 13D (this “Statement”) relates to shares of common stock, par value $0.001 per share (the “Common Stock”), of comScore, Inc., a Delaware corporation (the “Issuer”). The principal executive offices of the Issuer are located at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190.

Item 2. Identity and Background.

(a), (b) Pine Investor, LLC, a Delaware limited liability company (“Pine”), and Cerberus Capital Management, L.P., a Delaware limited partnership (“Cerberus”) (each, a “Reporting Person” and collectively, the “Reporting Persons”), are filing this Statement.

Cerberus, through one or more intermediate entities, and Pine, possess the sole power to vote and the sole power to direct the disposition of all securities of the Issuer reported in this Statement.

The principal business address for each Reporting Person is 875 Third Avenue, New York, New York 10022. Set forth on Schedule A annexed hereto is the name and principal business address of the control persons of each Reporting Person.

(c) The principal business of Cerberus is to provide investment management services, in its capacity as the investment manager to one or more funds and managed accounts (the “Cerberus Funds and Accounts”) managed by Cerberus and/or one or more of its affiliated management companies, and to do all things incidental or related thereto. The principal business of Pine is a holding company.

(d) Neither Reporting Person nor, to the best knowledge of each Reporting Person, any of such Reporting Person’s controlling persons, has been, during the last five years, convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e) Neither Reporting Person nor, to the best knowledge of each Reporting Person, any of such Reporting Person’s controlling persons, has been, during the last five years, a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds.

On March 10, 2021, Pine purchased 27,509,203 shares of the Issuer’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”) for $68,000,000 pursuant to the terms and conditions set forth in that certain Series B Convertible Preferred Stock Purchase Agreement, dated as of January 7, 2021, by and between the Issuer and Pine (individually, the “Purchase Agreement”).

The shares of Series B Preferred Stock were purchased with cash from the assets of one or more Cerberus Funds and Accounts.

Item 4. Purpose of Transaction

The Reporting Persons acquired the securities reported herein in the ordinary course of business of the Cerberus Funds and Accounts for investment purposes.

Subject to the terms of the Stockholders Agreement and the Registration Rights Agreement (defined in Item 6 below) and various factors, including but not limited to the Issuer’s financial position and strategic direction, price levels of the Common Stock, conditions in the securities markets, various laws and regulations applicable to the Issuer and companies in its industry and the Reporting Persons’ ownership in the Issuer, other business opportunities available to the Reporting persons, and general economic and industry conditions, the Reporting Persons may in the future take actions with respect to their investment in the Issuer as they deem appropriate, including changing their current intentions, with respect to any or all matters required to be disclosed in this Statement. Without limiting the foregoing and subject to the standstill and transfer restrictions set forth in the Stockholders Agreement, the Reporting Persons intend to continuously review the investment in the Issuer, and may in the future determine to acquire or cause affiliates to acquire additional shares of Common Stock or other securities of the Issuer (including any combination or derivative thereof), dispose, or cause affiliates to dispose, of shares of Common Stock or other securities of the Issuer or take any other available course of action, which could involve one or more of the types of transactions or have one or more of the results described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

Mr. Nana Banerjee, a senior managing director of an affiliate Cerberus, was appointed as a member of the board of directors of the Issuer on March 10, 2021. Mr. Itzhak Fisher, who was designated by Pine pursuant to its rights under the Stockholders Agreement, was also appointed a member of the board of directors of the Issuer on March 10, 2021.

The Reporting Persons intend to engage in discussions with management or the board of directors of the Issuer about its business, operations, strategy, plans and prospects, from time to time. In addition, subject to the Stockholders Agreement, the Reporting Persons may engage in discussions with management or the board of directors of the Issuer, stockholders or other securityholders of the Issuer and other relevant parties or take other actions concerning any of the foregoing.

Except as set forth above, or as would occur upon completion of any of the matters discussed herein, the Reporting Persons and, to the best knowledge of the Reporting Persons, each of the other individuals named in Item 2 above, have no present plans, proposals or intentions which would result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D. Although the foregoing reflects activities presently contemplated by the Reporting Persons and each other individuals named in Item 2 with respect to the Issuer, the foregoing is subject to change at any time.

Item 5. Interest in Securities of the Issuer.

(a) The information relating to the beneficial ownership of Common Stock by the Reporting Persons set forth in Rows 7 through 13 of the cover pages hereto is incorporated by reference. The Reporting Persons are the beneficial owners of 27,509,203 shares of Common Stock, which represents the number of shares of Common Stock issuable upon conversion of the 27,509,203 shares of Series B Preferred Stock beneficially owned by the Reporting Persons. As further described in Item 6, the Series B Preferred Stock is convertible into shares of the Issuer’s Common Stock, at any time at the holder’s option, at an initial conversion rate of 1:1, which conversion rate is subject to certain adjustments, including for accrued dividends (which accrue at 7.5% per annum), determined in the manner set forth in the Certificate of Designations (as defined below).

The 27,509,203 shares of Common Stock referred to above represent approximately 25.5% of the outstanding shares of Common Stock, based on (i) 75,787,242 shares of Common Stock outstanding as of March 5, 2021, as reported by the Issuer in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (the “SEC”) on March 10, 2021 and (ii) 4,513,327 shares of Common Stock issued on March 10, 2021 by the Issuer to holders of its senior secured convertible notes due January 16, 2022, as disclosed in the Issuer’s Current Report on Form 8-K filed with the SEC on March 15, 2021, and as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As a result of the Stockholders Agreement, the Reporting Persons may be deemed to be members of a “group” with the parties to the Stockholders Agreement under Section 13(d) of the Exchange Act. Please refer to the separate Schedule 13Ds (and any amendments thereto) that have or may be filed by Charter and Qurate (in each case, as defined below) with respect to their beneficial ownership of Common Stock.

(b) The Reporting Persons have the sole power to vote or to direct the voting of and the sole power to dispose or direct the disposition of the shares of Common Stock beneficially owned by them, subject to the restrictions described in Item 6 of the Statement.

(c) Except as set forth in this Statement, no Reporting Person, or to the knowledge of the Reporting Persons, any other individual named in Item 2, has effected any transaction in the Common Stock in the 60 days preceding the date hereof.

(d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities described in this Statement

(e) Not Applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issues.

The information set forth in Items 3, 4 and 5 is incorporated herein by reference.

Stockholders Agreement

On March 10, 2021, the Issuer, Pine, Charter Communications Holding Company, LLC (“Charter”) and Qurate Retail, Inc. (“Qurate,” and, together with Pine and Charter, referred to herein collectively, as the “Purchasers” and each individually, as a “Purchaser”) entered into a Stockholders Agreement (the “Stockholders Agreement”), pursuant to which, among other things, immediately following the closing of the transactions contemplated by the Purchase Agreement and the separate Series B Convertible Preferred Stock Purchase Agreements between the Issuer and each of Charter and Pine (the “Closing”), the Issuer was obligated to take all necessary action to ensure that the Board consists of 10 total directors (two designees of each Purchaser, the chief executive officer of the Issuer and three individuals who were directors of the Issuer prior to the Closing) and that certain committees of the Board consist of individuals agreed by the Issuer and the Purchasers.

Under the Stockholders Agreement, the Issuer is obligated to take all necessary action (to the extent not prohibited by law) to cause the Board to nominate for election that number of individuals designated by a Purchaser that, if elected, would result in two designees of such Purchaser serving on the Board until the earlier of such time as such Purchaser (a) beneficially owns a number of shares of Series B Preferred Stock representing less than 50% of the number of shares of Series B Preferred Stock held by such Purchaser as of the date of the Closing (the “Closing Date”) after giving effect to the purchase of Series B Preferred Stock by the Purchasers (“Initial Preferred Stock Ownership”) as a result of such Purchaser’s Transfer (as defined in the Stockholders Agreement) of such shares to any of the other Purchasers or (b) beneficially owns Voting Stock (as defined in the Stockholders Agreement) representing less than 10% of the outstanding shares of Common Stock (on an as-converted basis), after which time such Purchaser’s designation rights will be reduced to one designee until such time as such Purchaser beneficially owns Voting Stock representing less than 5% of the outstanding shares of Common Stock (on an as-converted basis), after which time such Purchaser will no longer have any rights to designate a nominee to serve on the Board thereunder.

Pursuant to the Stockholders Agreement, if one of the Purchasers (the “Buying Stockholder”) acquires from one of the other Purchasers (the “Selling Stockholder”) a number of shares of Series B Preferred Stock equal to (a) at least 50% (but less than 100%) or (b) 100% of the Selling Stockholder’s Initial Preferred Stock Ownership in accordance with the terms of the Stockholders Agreement, the Selling Stockholder will be obligated to cause one (in the case of clause (a)) or two (in the case of clause (b)) of its designated directors to resign, and the Issuer will be obligated to take all necessary action (to the extent not prohibited by applicable law) to cause the Board to appoint one or two, respectively, additional person (s) designated by the Buying Stockholder to fill such vacancy or vacancies, as applicable. If a Buying Stockholder acquires a number of shares of Common Stock equal to 10% or more of the number of shares of outstanding Common Stock as of such time (determined on an as-converted basis) from a person (other than another Purchaser and its Permitted Transferees (as defined in the Stockholders Agreement)), the Issuer will be obligated to, among other things, take all necessary action (to the extent not prohibited by applicable law) to cause the Board to (x) increase the size of the Board as required to enable the Buying Stockholder to designate one additional person to the Board, and (y) appoint such additional person designated by the Buying Stockholder to fill such newly created vacancy, in each case, on the terms and subject to the conditions set forth in the Stockholders Agreement. In no event will a single Purchaser be entitled to designate a number of directors to the Board that would constitute a majority of the Board.

Subject to compliance with applicable laws, stock exchange regulations and the Settlement (as defined in the Stockholders Agreement), for so long as a Purchaser beneficially owns Voting Stock representing at least 5% of the outstanding shares of Common Stock (on an as-converted basis), the Issuer will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to appoint (i) at least one of such Purchaser’s designees to serve on the compensation committee of the Board, (ii) at least one of such Purchaser’s designees to serve on the nominating and governance committee of the Board and (iii) at least one of such Purchaser’s designees to serve on the finance committee of the Board.

For so long as a Purchaser beneficially owns Voting Stock representing at least 5% of the outstanding shares of Common Stock (on an as-converted basis), such Purchaser is entitled to appoint one observer on the Board or any committee thereof.

For so long as a Purchaser beneficially owns Voting Stock representing at least 5% of the outstanding shares of Common Stock (on an as-converted basis), such Purchaser (a) covenants to the Issuer that it will vote, or provide a written consent or proxy with respect to, its Voting Stock in favor of each Purchaser’s director designees and (b) agrees to vote, or provide a written consent or proxy with respect to, its Voting Stock in a neutral manner in the election of any directors nominated by the Board for election that are not designees of a Purchaser.

Pursuant to the Stockholders Agreement and subject to certain exceptions, each Purchaser agrees, for one year after the Closing Date, not to Transfer (as defined in the Stockholders Agreement) or enter into a cash-settled hedge with respect to any shares of Series B Preferred Stock held by such Purchaser, including any shares of Common Stock issued or issuable upon conversion of such shares of Series B Preferred Stock. Thereafter, until the second anniversary of the Closing Date, and subject to customary exceptions, each Purchaser agrees not to Transfer or enter into a cash-settled hedge with respect to more than 50% of such Purchaser’s Initial Preferred Stock Ownership, including any shares of Common Stock issued or issuable upon conversion of such Series B Preferred Stock. Each Purchaser agrees that any permitted Transfers will not be to a competitor of the Issuer, an activist investor or certain other restricted persons as specified in the Stockholders Agreement.

Pursuant to the Stockholders Agreement, until such time as such Purchaser beneficially owns Voting Stock representing less than 5% of the outstanding shares of Common Stock (on an as-converted basis), each Purchaser is subject to customary standstill restrictions in accordance with which each Purchaser and its respective affiliates agree not to, among other things, and subject to the exceptions set forth in the Stockholders Agreement, (a) for a period of twelve months following the Closing Date, acquire any equity securities of the Issuer from any other Purchaser or any of its affiliates, (b) acquire any equity securities of the Issuer such that after such acquisition such Purchaser and its affiliates would beneficially own 45% or more of the outstanding shares of Common Stock (on an as-converted basis), (c) publicly seek or encourage any offer or proposal for a merger or similar transaction involving the Issuer, (d) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (within the meaning of Rule 14a-1 under the Exchange Act) to vote any Voting Stock of the Issuer or its subsidiaries, or call or seek to call a meeting of the Issuer stockholders or initiate any stockholder proposal for action by the Issuer stockholders or seek the removal of any director from the Board or (e) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any Voting Stock of the Issuer or its subsidiaries, including with any other Purchaser or its affiliates.

Pursuant to the Stockholders Agreement, in the event a Purchaser contemplates Transferring any shares of Series B Preferred Stock or Common Stock to another Person, the other Purchasers will each have a right of first refusal to purchase any or all of their respective pro rata portions of such shares of Series B Preferred Stock or Common Stock, subject to exceptions set forth in the Stockholders Agreement. Additionally, in the event the Issuer contemplates the sale or other disposition of any patents, Charter will have a right of first offer and a right of first refusal to acquire such patents, on the terms and subject to exceptions as set forth more particularly in the Stockholders Agreement.

Pursuant to the Stockholders Agreement, on a single occasion after January 1, 2022, upon any Purchaser’s request, subject to the conditions set forth in the Stockholders Agreement, the Issuer will (a) take all actions reasonably necessary to pay a one-time dividend on the Series B Preferred Stock (the “Special Dividend”) equal to the highest dividend that the Board determines can be paid at that time (or a lesser amount as may be unanimously agreed upon by the Purchasers), subject to the additional conditions and limitations as more particularly set forth in the Stockholders Agreement, (b) to the extent required based on the Issuer’s financial condition, reasonably promptly seek and obtain debt financing to effectuate such Special Dividend, and (c) declare and pay such Special Dividend, which, if debt financing is required, will be paid substantially contemporaneous with, or reasonably promptly after, the consummation of such debt financing.

Pursuant to the terms of the Stockholders Agreement, the prior written consent of each Purchaser is required for the Issuer to effect or validate certain enumerated actions in the Stockholders Agreement for so long as such Purchaser beneficially owns Voting Stock representing at least 10% of the outstanding shares of Common Stock (on an as-converted basis).

The Stockholders Agreement will terminate automatically as to any particular Purchaser and certain transferees at such time as such Purchaser no longer beneficially owns at least 5% of the outstanding shares of Common Stock (on an as-converted basis) at any time.

The foregoing summary of the Stockholders Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Stockholders Agreement, which is attached as Exhibit 7(a) and incorporated herein by reference.

Registration Rights Agreement

On the Closing Date, the Issuer entered into a Registration Rights Agreement (the “RRA”) with the Purchasers (together with any other party that may become a party to the RRA, “Holders”), pursuant to which, among other things, and on the terms and subject to certain limitations set forth therein, the Issuer is obligated to use its reasonable best efforts to prepare and file within 120 days after the Closing Date a registration statement registering the sale or distribution of shares of Series B Preferred Stock or Common Stock held by any Holder, including any shares of Common Stock acquired by any Holder pursuant to the conversion of the Series B Preferred Stock in accordance with the Certificate of Designations for the Series B Preferred Stock, and any other securities issued or issuable with respect to any such shares of Common Stock or Series B Preferred Stock by way of share split, share dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise (the “Registrable Securities”).

In addition, pursuant to the RRA, Holders have the right to require the Issuer, subject to certain limitations set forth therein, to effect a sale of any or all of their Registrable Securities by means of an underwritten offering or an underwritten block trade or bought deal. The Issuer is not obligated to effect any underwritten offering or underwritten block trade or bought deal (a) subject to certain exceptions, unless the dollar amount of the Registrable Securities of Holder(s) demanding such underwritten offering or underwritten block trade or bought deal to be included therein is anticipated to result in gross sale proceeds of at least $25 million, (b) if three underwritten offerings or underwritten block trades or bought deals have already been launched at the request of Holder(s) within a 365-day period or (c) during the Quarterly Blackout Period (as defined in the RRA).

The RRA also provides Holders with certain customary piggyback registration rights.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration or offering and the Issuer’s right to delay or withdraw a registration statement under certain circumstances.

The foregoing summary of the RRA does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the RRA, which is attached as Exhibit 7(b) and incorporated herein by reference.

On March 10, 2021, in connection with the consummation of the transactions contemplated by the Purchase Agreements, the Issuer filed a Certificate of Designations of Series B Convertible Preferred Stock (the “Certificate of Designations”) designating the Series B Preferred Stock and establishing the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of the shares of Series B Preferred Stock included in such series. The Certificate of Designations became effective upon filing.

Item 7. Material to Be Filed as Exhibits.

7(a)	Joint Filing Agreement of the Reporting Persons, dated as of March [19], 2021, among the Reporting Persons (filed herewith).

7(b)	Stockholders Agreement, dated as of March 10 2021, by and among comScore, Inc., Qurate Retail, Inc., Charter Communications Holdings Company, LLC and Pine Investor, LLC (incorporated herein by reference to Exhibit 10.4 to the Issuer’s Current Report on Form 8-K, filed on March 15, 2021)

7(c)	Registration Rights Agreement, dated as of March 10, 2021, by and among comScore, Inc., Qurate Retail, Inc., Charter Communications Holdings Company, LLC and Pine Investor, LLC (incorporated herein by reference to Exhibit 10.5 to the Issuer’s Current Report on Form 8-K, filed on March 15, 2021)

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: March 19, 2021	PINE INVESTOR, LLC

	By:	/s/ Alexander D. Benjamin
		Name:	Alexander D. Benjamin
		Title:	Managing Director

CERBERUS CAPITAL MANAGEMENT, L.P.

	By:	/s/ Alexander D. Benjamin
		Name: Title:	Alexander D. Benjamin General Counsel

[Signature Page to Pine Investor, LLC Schedule 13D with respect to comScore, Inc.]

 SCHEDULE A

Control Persons of the Reporting Persons

Name	State or Other Place of Organization	Principal Business	Business Address
Craig Court GP, LLC	Delaware	General Partner of the Reporting Person	c/o Cerberus Capital Management, L.P. 875 Third Avenue, 11th Floor New York, NY 10022

Control Persons of Craig Court GP, LLC

Name	Title	Business Address	Citizenship
Stephen A. Feinberg	Manager of Craig Court GP, LLC	c/o Cerberus Capital Management, L.P. 875 Third Avenue, 11th Floor New York, NY 10022	United States
Frank W. Bruno	Manager of Craig Court GP, LLC	c/o Cerberus Capital Management, L.P. 875 Third Avenue, 11th Floor New York, NY 10022	United States

Officers of Pine Investor, LLC

Name	Title	Business Address	Citizenship
Robert Davenport	Managing Director	c/o Cerberus Capital Management, L.P. 875 Third Avenue, 11th Floor New York, NY 10022	United States
Alexander D. Benjamin	Managing Director	c/o Cerberus Capital Management, L.P. 875 Third Avenue, 11th Floor New York, NY 10022	United States
Jacob B. Hansen	Managing Director	c/o Cerberus Capital Management, L.P. 875 Third Avenue, 11th Floor New York, NY 10022	United States

Officers of Cerberus Capital Management, L.P.

Name	Title	Principal Business Address	Citizenship
Stephen A. Feinberg	Chairman and Co-Chief Executive Officer	c/o Cerberus Capital Management, L.P. 875 Third Avenue, 11th Floor New York, NY 10022	United States

Frank W. Bruno	Co-Chief Executive Officer	c/o Cerberus Capital Management, L.P. 875 Third Avenue, 11th Floor New York, NY 10022	United States
Mark A. Neporent	Senior Managing Director, Chief Operating Officer and Senior Legal Officer	c/o Cerberus Capital Management, L.P. 875 Third Avenue, 11th Floor New York, NY 10022	United States
Jeffrey L. Lomasky	Senior Managing Director and Chief Financial Officer	c/o Cerberus Capital Management, L.P. 875 Third Avenue, 11th Floor New York, NY 10022	United States
Seth P. Plattus	Senior Managing Director, Chief Administrative Officer and Senior Legal Officer	c/o Cerberus Capital Management, L.P. 875 Third Avenue, 11th Floor New York, NY 10022	United States
Lee S. Millstein	Senior Managing Director	c/o Cerberus Capital Management, L.P. 875 Third Avenue, 11th Floor New York, NY 10022	United States
Andrew I. Kandel	Senior Managing Director, Chief Compliance Officer and Senior Legal Officer	c/o Cerberus Capital Management, L.P. 875 Third Avenue, 11th Floor New York, NY 10022	United States
Alexander D. Benjamin	Senior Managing Director and General Counsel	c/o Cerberus Capital Management, L.P. 875 Third Avenue, 11th Floor New York, NY 10022	United States